EXHIBIT 99.1

QCR Holdings, Inc. Finalizes Sale of Mason City Branch Offices of Community National Bank to Clear Lake Bank & Trust Company

MOLINE, Ill., Oct. 7, 2013 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced the completion of its previously announced sale of the two Mason City branches of Community National Bank to Clear Lake Bank & Trust Company (Clear Lake Bank & Trust). In the transaction which closed on October 4, 2013, Clear Lake Bank & Trust acquired certain assets and liabilities of the two Mason City branches, including deposits of approximately $62 million and $26 million of loans.

"Clear Lake Bank & Trust has been a downstream correspondent banking partner of QCR Holdings for years, and was looking into expanding its presence into Mason City. We believe this is a great transaction  as the mission statements of  both organizations focus on recruiting the best people, delivering exceptional customer service, and supporting and building the local communities that they serve," stated Douglas M. Hultquist, President and Chief Executive Officer of QCR Holdings, Inc.

"We are thrilled to be adding a downtown Mason City location to better serve our new and existing Clear Lake Bank & Trust customers," said Mark C. Hewitt, President and Chief Executive Officer, Clear Lake Bank & Trust.  "We have been working very hard for several months to ensure a smooth transition for our new customers."

About QCR Holdings, Inc.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, Rockford, Waterloo, Cedar Falls, and Austin, MN communities through its wholly owned subsidiary banks. Quad City Bank & Trust Company, based in Bettendorf, Iowa commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa commenced operations in 2001, Rockford Bank & Trust Company, based in Rockford, Illinois commenced operations in 2005, and Community National Bank, based in Waterloo, Iowa commenced operations in 1997, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank & Trust Company also engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

About Community National Bank

Community National Bank, headquartered in Waterloo, Iowa, serves the Waterloo and Cedar Falls, Iowa and Austin, Minnesota markets. Community National Bank commenced operations in 1997 with one location in Waterloo and one in Cedar Falls. Community National Bank will now have four Iowa locations – two in Waterloo and two in Cedar Falls. Community Bank, Austin joined in 2004 serving the southern Minnesota region with two locations. In 2012, Community Bank, Austin merged with Community National Bank. Community National Bancorporation and Community National Bank became a wholly owned subsidiary of QCR Holdings, Inc. on May 13, 2013.

About Clear Lake Bank & Trust

Clear Lake Bank & Trust is a locally owned, financial services institution with offices in Clear Lake, Garner and Mason City, Iowa. Founded in 1934 in Clear Lake, Iowa, Clear Lake Bank & Trust extended its reach into Hancock County with the addition of a Garner office in 1992. In 2007, Clear Lake Bank & Trust opened its third office, located on Mason City's west side.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the companies and their management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the companies. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the companies' management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the companies undertake no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the companies to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the companies' general business, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations to be issued thereunder; (iii) changes in interest rates and prepayment rates of the companies' assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vi) the loss of key executives or employees; (vii) changes in consumer spending; (viii)  unexpected outcomes of existing or new litigation involving the companies; (ix) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; and (x) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

CONTACT: Todd A. Gipple, Executive Vice President
         Chief Operating Officer and Chief Financial Officer
         QCR Holdings, Inc.
         (309) 743-7745

         Mark C. Hewitt, President and Chief Executive Officer
         Clear Lake Bank & Trust
         (641) 355-2222